Integrity Applications Signs Distribution Agreement for Its GlucoTrack® Glucose Monitoring Device in the Nordic Countries

Wilmington, DE and Ashdod, Israel, July 25, 2018 (GLOBE NEWSWIRE) — Integrity Applications, Inc. (www.integrity-app.com) (OTCQB: IGAP) (“Integrity” or “Integrity Applications”) announced today that it has entered into an exclusive distribution agreement with CuraTec Nordic, a Scandinavian medical device distributor.

The agreement will open crucial sales channels in Denmark, Sweden, Finland and Norway for GlucoTrack®, the Company’s non-invasive glucose monitor for people with type 2 diabetes and pre-diabetes. According to the International Diabetes Federation, as of 2017, there are an estimated 1,554,000 adults living with diabetes in the Nordic countries, and the vast majority of these patients have type 2 diabetes. The agreement became effective on July 3rd, 2018.

CuraTec Nordic, based in Copenhagen, is a privately held company focused entirely on innovative solutions for people with chronic conditions.

Kim Frederiksen, the CEO of CuraTec Nordic, expressed the following: “We have years of experience in helping patients manage their diabetes and we are excited about introducing GlucoTrack® to the marketplace. We see GlucoTrack® as part of our commitment to deliver innovative technologies that can help people with diabetes manage their condition in a better and smarter way.”

Curatec Nordic has strong relationships with key opinion leaders and diabetes treatment centers, experienced sales people that focus on treating physicians and diabetes nurses, strong patient support through their efficient call center, and key partnerships with patient associations.

Given CuraTec Nordic’s experience with blood glucose monitoring devices, Integrity believes they are the ideal partner to best manage sales execution and customer support for GlucoTrack® in the Nordic countries.

David Podwalski, Integrity’s Chief Commercial Officer, commented, “This distribution agreement is yet another milestone on our path to commercializing GlucoTrack®. We are excited to work with Curatec Nordic to launch GlucoTrack® in the Nordic countries. We believe that there is a tremendous need for a non-invasive device like GlucoTrack® that will enable people with diabetes to test more frequently and to manage their diabetes more effectively.”

The commercialization of GlucoTrack® in Europe is one of Integrity’s near-term priorities. The Company has previously signed a distribution agreement for the Netherlands, and through its distributor is in discussions with local insurance companies for reimbursement of GlucoTrack®. The Nordic countries represent an important next step in the Company’s commercialization across Europe.

John Graham, CEO of Integrity Applications, “As we are seeing the progress in the Netherlands, we are confident that our new commercial strategy in partnership with strong local distributors will allow many more patients to benefit from improved diabetes management with GlucoTrack®.”

About GlucoTrack®

GlucoTrack® is a truly non-invasive monitoring device that rapidly measures and displays an individual’s glucose level in about a minute without finger pricking or any pain. GlucoTrack® features a small sensor that clips to the earlobe and measures the user’s glucose level using innovative and patented sensor technologies. The measured signals are analyzed using a proprietary algorithm and then a calculated glucose level is displayed on a small handheld device the size of a small mobile phone. The glucose results are stored in the device and used to estimate HbA1c level using a proprietary algorithm. The device can also display glucose values graphically, enabling the user to monitor glucose levels over time.

GlucoTrack® has received approvals for CE Mark in Europe and from the Ministry of Food and Drug Safety in South Korea for type 2 diabetes and pre-diabetics, and is currently in the early stages of commercialization in Europe, South Korea, and other geographies. GlucoTrack® is expected to begin clinical trials for United States FDA approval. The product is currently experimental in the United States and is limited to investigational use only.

About Integrity Applications, Inc.

Integrity Applications, Inc. (OTCQB: IGAP) was founded in 2001 and is focused on the design, development, and commercialization of non-invasive glucose monitoring technologies for people with type 2 diabetes and prediabetes. The Company has developed GlucoTrack®, a proprietary non-invasive glucose monitoring device designed to obtain glucose level measurements in about a minute without the pain, incremental cost, difficulty, or discomfort of conventional invasive finger stick devices. Integrity Applications Inc. is a Delaware corporation, with headquarters in the United States and an R&D site in Ashdod, Israel. For more information, please visit http://www.integrity-app.com/ and http://www.glucotrack.com.

Investor Contact

Sami Sassoun, CFO
SamiS@integrity-app.com
+972 (8) 675-7878 Ext. 400

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements contained in this news release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “expect”, “plan” and “will” are intended to identify forward-looking statements. Readers are cautioned that certain important factors may affect Integrity Applications’ actual results and could cause such results to differ materially from any forward-looking statements that may be made in this news release. Factors that may affect Integrity Applications’ results include, but are not limited to, the ability of Integrity Applications to raise additional capital to finance its operations (whether through public or private equity offerings, debt financings, strategic collaborations or otherwise); risks relating to the receipt (and timing) of regulatory approvals (including FDA approval); risks relating to enrollment of patients in, and the conduct of, clinical trials; risks relating to its current and future distribution agreements; risks relating to its ability to hire and retain qualified personnel, including sales and distribution personnel; and the additional risk factors described in Integrity Applications’ filings with the U.S. Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2017 as filed with the SEC on March 30, 2018.